As filed with the Securities and Exchange Commission on May 16, 2011

Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

 Kosmos Energy Ltd.
(Exact name of registrant as specified in its charter)

Bermuda		98-0686001
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)
Clarendon House 2 Church Street Hamilton HM 11, Bermuda (441) 295-5950
(Address of Principal Executive Offices, Including Zip Code)

Kosmos Energy Ltd. Long Term Incentive Plan (Full title of the plan)

Brian F. Maxted, Chief Executive Officer c/o Kosmos Energy, LLC 8176 Park Lane, Suite 500 Dallas, TX 75231
(Name and address of agent for service)
(214) 445-9600
(Telephone number, including area code, of agent for service)

With a copy to:
Barbara Nims Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Shares, par value $0.01, to be issued under the Kosmos Energy Ltd. Long Term Incentive Plan	34,535,829	$17.96	$620,090,809.70	$71,992.54
Total Shares	34,535,829	$17.96	$620,090,809.70	$71,992.54

(1)
This Registration Statement on Form S-8 (this “Registration Statement”) covers common shares, par value $0.01 per share (“Common Shares”) of Kosmos Energy Ltd. (the “Company” or the “Registrant”) (i) issuable pursuant to the Kosmos Energy Ltd. Long Term Incentive Plan (the “Plan”); (ii) to be issued in the future under the Plan and (iii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional Common Shares that become issuable under the Plan by reason of any stock dividend, stock split, or other similar transaction.

(2)
Estimated pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low prices reported for a Common Share on the New York Stock Exchange on May 12, 2011.

(3)	Rounded up to the nearest penny.

PART I

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8 instructions.  The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a)      The Company’s Registration Statement on Form S-1 (Registration No. 333-171700), as originally filed by the Registrant on January 14, 2011, and subsequently amended.

(b)      The description of the Company’s share capital which is contained in the Company’s Registration Statement on Form 8-A (Registration No. 001-35167), dated May 6, 2011, including any amendments or supplements thereto.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Company’s Bye-laws provide that the Company shall indemnify its officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty, and that the Company shall advance funds to the Company’s officers and directors for expenses incurred in their defense upon receipt of an undertaking to repay the funds if any allegation of fraud or dishonesty is proved. Our Bye-laws provide that the Company and the shareholders waive all claims or rights of action that they might have, individually or in right of the Company, against any of the Company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty.

Section 98 of the Companies Act 1981 of Bermuda (the “Bermuda Companies Act”) provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Bermuda Companies Act.

Section 98A of the Bermuda Companies Act permits the Company to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not the Company may otherwise indemnify such officer or director.The Company carries insurance policies insuring its directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

The Company has entered into a Director Indemnification Agreement with each of its directors.  Under the terms of that agreement, the Company agrees to indemnify the director to the fullest extent permitted by applicable law, from and against any and all expenses and liabilities actually and reasonably incurred by the director or on the director’s behalf arising out of or related to any proceeding in which the director is a party or participant.

If the Supreme Court of Bermuda relieves the director of potential liability in accordance with Section 281 of the Bermuda Companies Act, the director will be indemnified against any liability incurred by the director in defending any proceedings in accordance with paragraph 98(2)(b) of the Bermuda Companies Act.  The director is also indemnified with regards to any proceeding in which the director is asked to participate or act as witness by reason of his or her corporate status.  Where the director is entitled to only a portion of expenses under the agreement, the Company shall indemnify as to that portion.

The Company is not obligated to indemnify the director under the Director Indemnification Agreement in respect of a proceeding by the Company against the director for an accounting of profits from the purchase or sale of Company securities pursuant to Section 16(b) of the Exchange Act.  Nor is the Company obligated to indemnify the director in respect of a proceeding initiated by the director against the Company, unless such proceeding is (i) authorized by the board of directors, (ii) provided by the Company, in its sole discretion, pursuant to the powers vested in the Company by applicable law, or (iii) required under the Bermuda Companies Act.  The Company is also not obligated to indemnify the director any liability in respect of director’s fraud or dishonesty in accordance with Bermuda law.

Under the Director Indemnification Agreement, the Company agrees to advance any expenses actually and reasonably incurred by the director, without regard to the director’s ability to repay such expenses or the director’s ultimate entitlement to indemnification for such expenses.  The situations outlined in the preceding paragraph in which the Company is not obligated to indemnify the director are also situations in which the Company is not obligated to advance the expenses of the director.  In the event that a court of competent jurisdiction, in a final judgment not subject to appeal, finds that the director is not entitled to indemnification, the director is required to reimburse the Company.

The Form of Director Indemnification Agreement is filed as Exhibit 10.27 to the Company’s Registration Statement on Form S-1 filed on April 14, 2011, as amended (Commission File No. 333-171700).

Additionally, reference is made to the Form of Underwriting Agreement filed as Exhibit 1.1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-171700) filed on April 25, 2011, as amended, which provides for indemnification by the underwriters of Kosmos Energy Ltd., its directors and officers who sign the registration statement and persons who control Kosmos Energy Ltd., under certain circumstances.

The Company has agreed to indemnify the underwriters against liabilities under the Securities Act or contribute to payments that the underwriters may be required to make in that respect.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number
4.1	Form of Specimen Share Certificate (incorporated herein by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-1 as amended, dated April 25, 2011 (Commission file No. 333-171700))

4.2
Certificate of Incorporation of Kosmos Energy Ltd. (incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1, as amended, dated March 23, 2011 (Commission File No. 333-171700))

4.3	Memorandum of Association of Kosmos Energy Ltd. (incorporated herein by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-1, as amended, dated March 31, 2011 (Commission File No. 333-171700))

4.4	Bye-laws of Kosmos Energy Ltd. (incorporated herein by reference to Exhibit 4 to the Company’s Registration Statement on Form 8-A, dated May 6, 2011 (Commission File No. 001-35167))

5	Opinion of Conyers Dill & Pearman Limited

23.1	Consent of Ernst & Young LLP

23.2	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5)

24	Power of Attorney (included in the signature pages hereof)

99.1	Kosmos Energy Ltd. Long Term Incentive Plan

Item 9.  Undertakings.

(a)      The undersigned Registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)      To include any material information with respect to the Plans not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      Insofar as indemnification by the Company for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers or persons controlling the Company pursuant to provisions of the Company’s Bye-laws, or otherwise, the Company has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, the Company will, unless in the opinion of the Company’s counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Kosmos Energy Ltd., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dallas, Texas, on the 16th day of  May,  2011.

Kosmos Energy Ltd.

By:	/s/ Brian F. Maxted
	Name:	Brian F. Maxted
	Title:	Director and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of Brian F. Maxted and W. Greg Dunlevy, acting singly, his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission and/or the Registrar of Companies in Bermuda any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and/or the Companies Act 1981 of Bermuda  together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed this 16th day of  May, 2011 by the following persons in the following capacities.

Signature	Title	Date

/s/ Brian F. Maxted		May 16, 2011
Brian F. Maxted	Director and Chief Executive Officer (Principal Executive Officer)

/s/ W. Greg Dunlevy		May 16, 2011
W. Greg. Dunlevy	Chief Financial Officer and Executive Vice President (Principal Financial Officer)

/s/ Sylvia Manor		May 16, 2011
Sylvia Manor	Vice President and Controller (Principal Accounting Officer)
/s/ John R. Kemp		May 16, 2011
John R. Kemp	Chairman of the Board of Directors

/s/ David I. Foley		May 9, 2011
David I. Foley	Director

/s/ Jeffrey A. Harris		May 16, 2011
Jeffrey A. Harris	Director

/s/ David B. Krieger		May 9, 2011
David B. Krieger	Director

/s/ Prakash A. Melwani		May 9, 2011
Prakash A. Melwani	Director

/s/ Adebayo O. Ogunlesi		May 16, 2011
Adebayo O. Ogunlesi	Director

/s/ Chris Tong		May 16, 2011
Chris Tong	Director

/s/ Christopher A. Wright		May 9, 2011
Christopher A. Wright	Director

EXHIBIT INDEX

Exhibit Number
4.1	Form of Specimen Share Certificate (incorporated herein by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-1 as amended, dated April 25, 2011 (Commission file No. 333-171700))

4.2
Certificate of Incorporation of Kosmos Energy Ltd. (incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1, as amended, dated March 23, 2011 (Commission File No. 333-171700))

4.3	Memorandum of Association of Kosmos Energy Ltd. (incorporated herein by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-1, as amended, dated March 31, 2011 (Commission File No. 333-171700))

4.4	Bye-laws of Kosmos Energy Ltd. (incorporated herein by reference to Exhibit 4 to the Company’s Registration Statement on Form 8-A, dated May 6, 2011 (Commission File No. 001-35167))

5	Opinion of Conyers Dill & Pearman Limited

23.1	Consent of Ernst & Young LLP

23.2	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5)

24	Power of Attorney (included in the signature pages hereof)

99.1	Kosmos Energy Ltd. Long Term Incentive Plan